UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

BRISTOL-MYERS SQUIBB COMPANY
(Exact name of registrant as specified in its charter)

Delaware	22-0790350
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

430 East 29th Street, 14th Floor New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Bristol-Myers Squibb Contingent Value Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:
333-229464
Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1.	Description of Registrant’s Securities to be Registered.

As previously announced, on January 2, 2019, Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) and Burgundy Merger Sub, Inc., a wholly owned subsidiary of Bristol-Myers Squibb (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Celgene Corporation (“Celgene”). The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Celgene, with Celgene surviving as a wholly owned subsidiary of Bristol-Myers Squibb (the “Merger”).

In accordance with terms of the Merger Agreement, upon completion of the Merger, Bristol-Myers Squibb and Equiniti Trust Company, as trustee, will enter into a Contingent Value Rights Agreement that will govern the contingent value rights (“Bristol-Myers Squibb Contingent Value Rights”) to be issued by Bristol-Myers Squibb as part of the consideration for the Merger.

The description of the Bristol-Myers Squibb Contingent Value Rights included under the caption “Description of the CVRs” in the Registration Statement on Form S-4 (Registration No. 333-229464), filed by Bristol-Myers Squibb on February 1, 2019 pursuant to the Securities Act of 1933, as amended, is hereby incorporated by reference.

Item 2.	Exhibits.

The following exhibit is incorporated herein by reference:

Exhibit Number	Description

4.1
Form of Contingent Value Rights Agreement to be entered into by and between Bristol-Myers Squibb Company and Equiniti Trust Company, as trustee, including the Form of CVR Certificate attached thereto as Annex A

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Bristol-Myers Squibb Company

Date: November 18, 2019
	By:	/s/ Sandra Leung
		Name:	Sandra Leung
		Title:	Executive Vice President and General Counsel